EXHIBIT 10.7

                           SHAREHOLDER RELATIONS, INC.

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT made this 8th day of  June , 1999 by and between;

          SHAREHOLDER RELATIONS, INC.
          1211 N. Westshore Blvd. Suite 710
          Tampa, FL 33607
          Telephone (813) 636-0590


a Florida Corporation (hereinafter referred to as "SRI"), and:

          ALLIANCE TROPHY CLUB, INC.
          CASTLE CUSTOM HOMES, INC.
          104 Houston Street, Suite D
          P. O. Box 1850
          Roanoke, TX  76262

(hereinafter referred to as "COMPANY") collectively SRI and COMPANY hereinafter referred to as "the parties",

                                   WITNESSETH:

     WHEREAS, SRI is an investor relations, direct marketing, public relations and advertising firm with expertise in the dissemination of information about private and publicly traded companies, and is in the business of providing investor relations services, public relations services, advertising services, fulfillment services, marketing of business formats and opportunities, financing arrangements, private placements and other related programs, services and products to other clients, and;

     WHEREAS, COMPANY is publicly held with its common stock trading on one or more stock exchanges and/or over-the-counter, or COMPANY desires to become a publicly held company with its common stock trading on one or more stock exchanges and/or over-the-counter;

     WHEREAS, COMPANY desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, brokerage houses, potential investors or shareholders and various media; and

     WHEREAS, SRI is willing to accept COMPANY as a client;

     WHEREAS, COMPANY requires investor relations/public relations services and desires to employ and/or retain SRI to provide such services as an independent contractor, and SRI is agreeable to such a relationship and/or arrangement, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;


COMPANY Initial ________                                      SRI Initial ______



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     THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, it is agreed as follows:

                         DEFINITIONS AND INTERPRETATIONS

1.  Captions and Section Numbers
The headings and section references in this Consulting Agreement are for convenience of reference only and do not form a part of this Consulting Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Consulting Agreement or any provisions thereof

2. Extended Meanings
The words "hereof", "herein", "hereunder", "hereto" and similar expressions used in any clause, paragraph or section of this Consulting Agreement and say Addendum's and/or Exhibits attached to this Consulting Agreement will relate to the whole of this Consulting Agreement including any attached Addendum's and/or Exhibits and not to that clause, paragraph or section only, unless otherwise expressly provided

3. Number and Gender
In this Consulting Agreement words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

4. Section References and Schedules
Any reference to a particular "article, "section", "paragraph" or other subdivision of this Consulting Agreement and any reference to a schedule, exhibit or addendum by name, number and/or letter will mean the appropriate schedule, exhibit or addendum attached to this Consulting Agreement and by such reference is incorporated into and made part of this Consulting Agreement.

                                    AGREEMENT

5. Appointment
COMPANY hereby appoints and engages SRI as its investor relations counsel and hereby retains and employs SRI upon the terms and conditions of this Consulting Agreement. SRI accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.


6. Engagement
COMPANY engages SRI to publicize the COMPANY to brokers, prospective investors and shareholders and as further described below and subject to the further provisions of this Consulting Agreement. SRI hereby accepts said engagement and COMPANY as a client, and agrees to publicize COMPANY as further described below and subject to the further provisions of this Consulting Agreement.

7. Authority and Descriptions Of Services
During the term of this Consulting Agreement SRI shall furnish various professional services and advice as specifically requested by COMPANY. Said professional services and advise shall relate to those services, items and/or subjects described herein as follows:

     a. SRI shall act, generally as corporate public relations counsel, essentially noting (1) as liaison between COMPANY and its shareholders; (2) as advisor to COMPANY with respect to existing and potential market makes, broker-dealers, underwriters and investors as well as being the liaison between COMPANY and such persons; and (3) as advisor to COMPANY with respect to communications and information, which may include, but is not necessarily limited to, preparation of magazine advertorials,

COMPANY Initial ________                                      SRI Initial ______



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writing of a corporate profile, preparation of a research report, planning, developing, designing, organizing, writing and distributing such communications and information.

     b. SRI shall assist in establishing, and advise COMPANY with respect to: interviews of COMPANY officers by the financial media; interviews of COMPANY officers by analysts, market makers, broker-dealers, and other members of the financial community.

     c. SRI shall seek to make COMPANY, its management, its products and its financial situation and prospects, known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community as well as the public generally.

8. Term of Agreement
This agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for period of one (1) year. It is expressly acknowledged and agreed by and between the parties hereto that SRI shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time any agreed and/or specified retainer (deposit, initial fee, down-payment) in US funds, and/or other specified and/or agreed valuable consideration, has been received by SRI.

9. Where Services Hall Be Performed
SRI services shall be performed at the main office location of SRI or other such designated location(s) as SRI and COMPANY agrees are the most advantageous for the work to be performed.

10. Limitations On Services
The parties hereto recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, SRI agrees as follows:

     a. SRI shall NOT release any financial or other information of data about COMPANY without the consent and approval of COMPANY.

     b. SRI shall not conduct any meetings with financial analysts without informing COMPANY in advance of any proposed meeting, the formal or agenda or such meeting and COMPANY may elect to have a representative of COMPANY attend such meeting.

     c. SRI shall NOT release any information or data about COMPANY to any selected or limited person(s) entity or group if SRI is aware that such information or data has not been generally released to promulgated and COMPANY requests in writing that said information or data is not to be so released or promulgated.

     d. After notice by COMPANY of filing for a proposed public offering of securities of COMPANY, and during any period of restriction on publicity, SRI shall nor engage in any public relations efforts not in the normal course without approval of counsel of COMPANY and of counsel for the underwriter(s), if any.

11. Duties Of Company

     a. COMPANY shall supply sRi, on a regular and timely basis with all approved data and information about COMPANY, its management, its product, and its operations and COMPANY shall be responsible for advising SRI of any facts which would affect the accuracy of any prior data and information previously supplied to SRI so that SRI may take corrective action.

     b. COMPANY shall promptly supply SRI; with full and complete copies of all filings with all federal and state securities agencies, with full and complete copies of all shareholder reports and communications whether or not prepared with the assistance of SRI; with all data and information and with all product/services brochures, sales materials, etc. COMPANY shall supply to SRI, within 15 days of execution of this Consulting Agreement, with a list of all stockbrokers and market makers active in the stock of COMPANY,, and a complete list of all shareholders.

COMPANY Initial ________                                      SRI Initial ______



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     c. SRI reports are not intended to be used in the offering of securities.
Accordingly, clients must agree to each of the points listed below and to indemnify SRI for any breach of these representations and covenants.

          i. COMPANY will notify SRI in writing prior to making any private or public offering of securities, including but not limited to any S-8 filing or Regulation S.

          ii. COMPANY will notify SRI prior to any insider selling of COMPANY's stock to which COMPANY is aware.

          iii. COMPANY will not use SRI reports in connection with any offering of securities without the prior written consent of SRI.

          iv. COMPANY will not cause to be effected any split of the COMPANY's stock during the term of this AGREEMENT without providing prior written notification to SRI.

     d. in that SRI relies on information provided by COMPANY for a substantial part of its preparations and reports. COMPANY must represent that said information is neither false nor misleading, and agrees to hold harmless and indemnify SRI for any breach of these representations and covenants, and COMPANY agrees to hold harmless and indemnify SRI for any claims relating to the purchase and/or sale of COMPANY securities occurring out of, or in connection with, SRI's relationship with COMPANY, including, without limitation reasonable attorney's fees and other costs arising out of any such claims.

     c. In that SRI shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to COMPANY securities, and in light of the fact that SRI imposes restrictions on such transactions to guard against trading on the basis of material nonpublic information COMPANY shall contemporaneously notify SRI if any information or data being supplied to SRI has not been generally released or promulgated.

12. Representation And Indemnification Of Company

     a. COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information, and data which it supplies to SRI and the COMPANY acknowledges its awareness that Sri will rely on such continuing representation in disseminating such information and otherwise performing its investor relations functions.

     b. SRI, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of materials, information, and data supplied by COMPANY.

     c. COMPANY hereby agrees to hold harmless and indemnify SRI against any claims, demands, suits, loss, damages, etc., arising out of SRI's reliance upon the instant accuracy and continuing accuracy of such facts, materials information, and data, unless SRI has been negligent in performing in its duties and obligations hereunder.

     d. COMPANY hereby authorizes Sri to issue upon COMPANY approval, corrective, amendatory, supplemental, or explanatory press release, shareholders communications and reports, or data supplied to analysis, broker-dealers, market makers, or other members of the financial community.

     e. COMPANY shall cooperate fully and timely with Sri to enable Sri to perform its duties and obligations under this Consulting Agreement.

     f. The execution and performance of this Consulting Agreement by COMPANY has been duly authorized by the Board of Directors of COMPANY in accordance with applicable law, and, to the extent required; by the requisite number of shareholders of COMPANY.

     g. The performance by COMPANY of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate an provision of the organizational documents and/or by laws of COMPANY or any contractual obligation by which COMPANY may be bound.

     h. COMPANY activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or sate securities laws; any contact between COMPANY and a potential investor in COMPANY shall be such that COMPANY would be acting merely as a finder or consulting with respect to such prospective investor obligations under this agreement.

COMPANY Initial ________                                      SRI Initial ______

     i. COMPANY shall be promptly deliver to SRI a complete due diligence package to include latest 10K, latest 10Q, last 60 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

     j. COMPANY shall act diligently and promptly in reviewing materials submitted to it by Sri to enhance timely distribution of the materials and shall inform SRI of any in accuracy's contained therein within a reasonable time prior to the projected or known publication date.

13. Representation And Indemnification of SRI

     a. The execution and performance of this Consulting Agreement by SRI has been duly authorized by the Board of Directors of SRI in accordance with applicable law, and, to the extent required, by the requisite member of shareholders of SRI.

     b. The performance by SRI of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate and provision of the organizational documents and/or bylaws of SRI or any contractual obligation by which SRI may be bound

     c. SRI's activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws, any contact between Sri and a potential investor in COMPANY shall be such that Sri would be acting merely as a finder or consulting with respect to such prospective investor.

14. Compensation

     a. Compensation payable to SRI for all general investor relations services and other services hereunder, including but not limited to acquisition and merger services, shall be paid by COMPANY to SRI by the means and in the manner or manners as described below:

          i. COMPANY shall issue to SRI 100,000 shares (one hundred thousand) fully paid and free trading shares of COMPANY stock.

          ii. COMPANY shall also grant to SRI 100,000 (one hundred thousand) shares of registered 144 stock fully paid and registered.

               1. Upon completion of a $250,000,000 US dollar financing COMPANY shall issue to SRI an additional 100,000 shares (one hundred thousand) fully paid and free trading shares of COMPANY common stock.

               2. Upon completion of an additional $250,000,000 US dollar financing COMPANy shall issue an additional 100,000 (one hundred thousand) shares of COMPANY registered 144 stock fully paid and registered.

     b. For all special services, not within the scope of this Consulting Agreement, COMPANY shall pay to SRI such fee(s) as, and when, the parties shall determine in advance of performance of said special services, provided COMPANY has agreed in writing to said specials services.

15. Billing and  Payment
Monthly fees or payments shall be due and payable without billing. Billing and payments for special services shall be as agreed on a case by case basis. COMPANY acknowledges and agrees that deposits, initial payments, down payments, partial payments, payments for special services, monthly fees or monthly payments shall by wire to SRI's bank account upon execution of any agreement or agreements, or; upon payment due date in the case of monthly fees or monthly payments, or; in the case of special services by the first day of the preceding month that work is scheduled to be performed, unless expressly provided otherwise in writing, and that if such funds are not received by SRI by said date COMPANY shall pay to SRI additional operations charge equal to 1% for each day said funds are not received.


COMPANY Initial ________                                      SRI Initial ______

16. SRI as an Independent Contractor
SRI shall provide said services as an independent contractor, and not as an employee of COMPANY or any affiliate of COMPANY to any legal action, contract, agreement, or purchase, and such action can not be construed to be made in good faith or with the acceptance of COMPANY; thereby becoming the sole responsibility of SRI. SRI is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded COMPANY employees. SRI shall be solely responsible for any Federal, State, or Local Taxes, and should COMPANY for any reason be required to pay taxes at a later date, SRI shall reassure such payment is made by SRI, and not by COMPANY. SRI shall be responsible for all workers compensation payments and herein holds COMPANY harmless for any and all such payments and responsibilities related hereto.

17. SRI Not To Engage In Conflicting Activities
During the term of this agreement SRI shall not engage in any activities that directly conflicts with the interests of COMPANY, COMPANY hereby acknowledges notification by SRI and understands that SRI does,, and shall, represent and service other and multiple clients in the same manner as it does COMPANY, and that COMPANy is not as exclusive client of SRI.

18. Trade Secrets and Inventions
SRI shall treat as proprietary any and all information belonging to COMPANY, its affiliates, or any third parties, disclosed on SRI to the course of the performance of SRI services. SRI assigns and agrees to assign to COMPANY or its nominee all rights in invention and other proprietary information to conceived by SRI during the term of this agreement with respect to any work performed under said agreement.

19. Inside Information -- Securities Violations
In the course of the performance of this agreement it is expected that specific sensitive information concerning the operations of COMPANY's business, and/or affiliate companies shall come to the attention and knowledge of SRI. In such event SRI will not divulge, discuss, or otherwise reveal such information to any third parties.

20. Disclosure
SRI is required to disclose any outside activities or interest, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interest of COMPANY. It is mutually understood that prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that SRI may be involved with on behalf of COMPANY.

21. Warranty Against Contemplation of Agreement Related Corrupt Practices
SRI represents and warrants that all payments and other valuable considerations paid or to be paid under this agreement constitutes compensation and the use of those payments and valuable considerations are nonpolitical in nature, and that said payments and valuable considerations do not influence, sway or bribe any government or municipal party, either domestic or foreign, in any way.

22. Amendments
This agreement may be modified and amended, provided such modifications or amendments are made in writing and signed by both parties.

23. Severability
If any provision of this agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. if a court finds that any provision of this agreement is contrary to law, invalid or unenforceable, and that by limiting such provision

COMPANY Initial ________                                      SRI Initial ______
it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

24. Termination of Agreement
This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 8 above except as follows:

     a. Upon the bankruptcy or liquidate of the other party; whether voluntary or involuntary;

     b.   Upon the other party taking the benefit of any insolvency law" and/or

     c. Upon the other party having or applying for a receiver appointed for either party.

     d.   As provided for in Paragraph 28 below.

25. Attorney Fees
In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

26. Return of Records
Upon termination of this agreement, SRI shall deliver all records, notes, data, memorandum, models and equipment of any nature that are in the control of SRI that are the property of or relate to the business of COMPANY.

27. Non-waiver
The failure of either party, at any time, to require any such performance by any other party shall not be constructed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require full performance hereunder.

28. Disclaimer by SRI
SRI shall be the preparer of certain promotional materials and; SRI makes no representation to COMPANY or others that; (a) its efforts or services will result in any enhancement to COMPANY (b) the price of COMPANY's publicly traded securities will increase (c) any person will purchase COMPANY's securities or
(d) any investor will lend money to and/or or invest in or with COMPANY.

29. Early Termination
In the event COMPANY fails or refuses to cooperate with SRI or falls or refuses to make timely payment of the compensation set forth above, SRI shall have the right to terminate any further performance under this agreement provided SRI has notified COMPANY in writing at their offices of such intent and has given COMPANY reasonable time to provide a remedy. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or to deliverable, and SRI shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of SRI's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

30. Limitation of SRI Liability
In the event SRI fails to perform its work or services hereunder, its entire liability to COMPANy shall not exceed the lessor of; (a) the amount of cash compensation SRI has received from COMPANY under Paragraph 13 above or (b), the actual damage to COMPANY as result of such non-performance. In no event

COMPANY Initial ________                                      SRI Initial ______


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shall SRI be liable to COMPANY for any indirect , special or consequential damages, nor for any claim against COMPANY by any person or entity arising from or in any way related to this agreement.

31. Ownership of Materials
All right, title and interest in and to materials to be produced by SRI in connection with this Consultant Agreement and other services to be referred under said agreement shall be and remain the sole and exclusive property of SRI, except in the event COMPANY performs fully and timely its obligations hereunder, COMPANY shall be entitled to receive upon written request, one (1) copy of all such materials.

32. Agreement Not to Hire
COMPANY understands and appreciated that SRI investment a tremendous amount of time, energy and expertise in the training of its employees and education of its sub contractors to be able to provide the very services COMPANY desires. COMPANY further understands that in the event an employee or sub contractor of SRI is entitled to leave, then SRI shall be damaged in an amount the parties are incapable of calculating at the present time. Therefore, COMPANY agrees not to offer employment or sub contractor status to any employee or sub contractor of SRI, nor to allow any employee, officer, director, shareholder or consultant of COMPANY to offer such employment or sub contractor status with COMPANY or any other company, concern, venture or entity with whom officers, directors or consultants of COMPANY are employed, associated or hold a financial stake in for a period of three (3) years from the date of expiration or termination hereof. Further, in the event an employee or sub contractor of SRI leaves the employ of or dissolves or breaks association with SRI and subsequently establishes employment for an association of any kind with another investor relations or other type of competing firm of SRI, COMPANY agrees not to do business with such other investor relations or competing firm of SRI for a period of three (3) years from the date of expiration or termination hereof.

33. Miscellaneous
     a. Effective date of representations shall be not later than the date of execution by the parties of this Consulting Agreement.

     b. Currency: In all instances, references to dollars shall be deemed to be United States Dollars.

     c. Stock: In all instances, references to stock shall be deemed to be unrestricted and free trading.

34. Notices
All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, certified mail, express mail or other national overnight courier service Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving each notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this agreement to be given shall be given to the respective parties at the address first written above, on page one (1) of this consulting agreement.

35. Parent and Subsidiary Companies or Entities
This Consulting Agreement applies to all parent or subsidiary companies or entities of COMPANY.


36. Exclusion With Respect to Partnership
The parties agree that, in no way, shall this Consulting Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of this Consulting Agreement, any liability for the commitments of any other party of any type, kind or sort.

COMPANY Initial ________                                      SRI Initial ______

37. Reasonable Expense Reimbursement
In the course of SRI providing services as necessary hereunder, on the behalf of or for COMPANY during the term of this Consulting Agreement, COMPANY shall pay to, or reimburse, SRI for any expenses incurred by SRI that re not specifically described elsewhere herein, provided that COMPANY has been notified in advance by SRI of the nature and of the cost of any such required expense and the amount of compensation and/or reimbursement related thereto. Expenses shall be deemed to include, but not limited to, all costs related to the dissemination of press releases, overnight delivery services, compensation to third party vendors, transportation expenses, hotel expenses, airline fares, taxi fares, toll road fees, reasonable food expenses and reasonable gratuities related thereto. COMPANY shall have the right to book airline reservations, hotels, etc. itself on behalf of Sri within five (5) days upon notice for the requirement thereof from SRI.

38. Time Is Of The Essence
Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by the parties of their respective obligations hereunder.

39. Enurement
This Consulting Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda's attached hereto.

40. Entire Agreement
This Consulting Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is south. It is declared by both parties that there are no oral or other agreements or understanding between affecting this Consulting Agreement, or relating to the business of SRI. This Agreement supersedes all previous agreements between SRI and COMPANY.

41. Applicable Law
This Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the Sate of Florida for which the Courts in Hillsborough County, Florida shall have jurisdiction. If any provision of this Consulting Agreement is declared void, such provisions shall be deemed severed from this agreement, which shall otherwise remain in full force and effect.

42. Acceptance by SRI
This Consulting Agreement is not valid or binding upon SRI unless and until executed by its President or other duly authorized executive officer of SRI at its home office in Tampa, Florida.

43. Execution In Counterparts Telecopy-Fax
This Consulting Agreement may be executed in counterparts, not withstanding the date or dates upon which this Consulting Agreement is executed and delivered by any of the parties and shall be deemed to be an original and all of which will constitute one and the same agreement, effective as of the reference date first written above. The fully executed telecopy (fax) version of this consulting Agreement shall be construed by all parties hereto as an original version of said Consulting Agreement.


44. Disclaimer
SRI is in the business of investor/public relations and either related business, as previously stated above, and in no way proclaimers to be an investment advisor and/or stock or securities broker. SRI is not licensed as

COMPANY Initial ________                                      SRI Initial ______
a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities.

     IN WITNESS WHEREOF, the parties hereto have set their hands in execution of this agreement,

For and in behalf of, COMPANY:               For and in behalf of, SRI:




By: /s/ Lance White                          By:
   --------------------------------             --------------------------------
    Lance White                                 Daniel J. Oreskovich, President

Title: President
      -----------------------------


COMPANY Initial ________                                      SRI Initial ______